Exhibit 10.5

CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH

THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS

AMENDMENT NO. 1 TO
PRODUCT LICENSE AND ASSIGNMENT AGREEMENT

This Amendment No. 1 to that certain Product License and Assignment Agreement (this “Amendment”) is made and entered into as of August 30, 2007 by and among CYTOGEN CORPORATION, a Delaware corporation having an address at 650 College Road East, Suite 3100, Princeton, New Jersey 08540, United States (“Cytogen”), INPHARMA AS, a Norwegian company having an address at Pb 2030 (Konnerudgt. 27), 3003 Drammen, Norway (“Inpharma Norway”),  and INPHARMA, INC., a Delaware corporation having an address at 101 Federal Street, Suite 1900, Boston, Massachusetts 02110 (“Inpharma USA,” together with Inpharma Norway, “Inpharma”).

RECITALS

A.	Cytogen and Inpharma entered into a Product License and Assignment Agreement dated as of October 11, 2006 (the “License Agreement”).

B.	Cytogen and Inpharma wish to amend the terms of the License Agreement as set forth below in accordance with Section 9.05 of the License Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Any defined terms utilized herein and not otherwise defined herein shall have the meaning ascribed thereto in the License Agreement.

2.
The first sentence of Section 2.04(a) is hereby amended to provide in its entirety as follows: “Inpharma hereby grants to Cytogen the exclusive options to acquire the exclusive licenses to market, distribute, sell and otherwise commercialize and Exploit the Product in each of Europe and Asia (the “Options”).”

3.	Section 3.04 of the License Agreement is hereby amended to provide in its entirety as follows:

Section 3.04   Option Payments.

Cytogen shall pay Inpharma the following consideration for the Options granted under Section 2.04(a):

(a)           As consideration for the grant of the Option, on the Effective Date Cytogen shall pay Inpharma a fee of [**] (the “Upfront Option Fee”).   The exercise price for the option for Asia shall be [**], against which [**] of the Upfront Option Fee shall be credited.  Cytogen may, at its sole discretion, exercise its Option for either Europe or Asia or both territories, and the fees set forth above shall be independent of each other.

(b)           If Cytogen exercises the Option for Asia, future milestone payments shall be payable by Cytogen to Inpharma as follows:

(i)           Cytogen shall make a one-time additional payment of [**] to Inpharma if and when Net Sales to third parties in Asia equal or exceed [**] in any Year for the first time;

(ii)          Cytogen shall make a one-time additional payment of [**] to Inpharma if and when Net Sales to third parties in Asia reach [**] in any Year for a second time; and

(iii)         Cytogen shall pay to Inpharma [**] of any upfront license fees and milestone payments (but not royalties) received by Cytogen or its Affiliates in consideration of the grant by Cytogen or its Affiliates of the license or equivalent right to Exploit the Product in any country or countries in Asia, to the extent such upfront license fees and milestone payments are in excess of the amount paid by Cytogen to Inpharma for such rights pursuant to 3.04(a).  For the purposes of this Section 3.04, the term “upfront license fees” means [**].

(c)           The exercise price for the option for Europe shall be [**] which represents [**] of the upfront license fees received by Cytogen or its Affiliates in consideration of the grant by Cytogen or its Affiliates of the license or equivalent right to Exploit the Product in any country or countries in Europe.

(d)           Cytogen shall pay to Inpharma [**] of any sales milestone payments (but not royalties) received by Cytogen or its Affiliates in consideration of the grant by Cytogen or its Affiliates of the license or equivalent right to Exploit the Product in any country or countries in Europe.  The Parties agree that the sales milestones payments receivable by Cytogen or its Affiliates for the grant of rights in Europe are as follows:

(i)           a one-time additional payment of [**] to Cytogen in the event net sales of the Product by the licensee to unaffiliated third parties within Europe in any twelve-month period reach [**] for the first time;

(ii)           a one-time additional payment of [**] to Cytogen in the event net sales of the Product by the licensee to unaffiliated third parties within Europe in any twelve-month period reach [**] for the first time;

(iii)           a one-time additional payment of [**] to Cytogen in the event net sales of the Product by the licensee to unaffiliated third parties within Europe in any twelve-month period reach [**] for the first time;

(iv)           a one-time additional payment of [**] to Cytogen in the event net sales of the Product by the licensee to unaffiliated third parties within Europe in any twelve-month period reach [**] for the first time; and

(v)           a one-time additional payment of [**] to Cytogen in the event net sales of the Product by the licensee to unaffiliated third parties within Europe in any twelve-month period reach [**] for the first time.

(e)           The amounts payable by Cytogen to Inpharma under Sections 3.04 (c) and (d) shall not exceed [**] in the aggregate.

(f)           In the event the Options for Europe or Asia is not exercised by Cytogen and any of such Options expire, Cytogen shall provide to Inpharma [**].

4.	The Parties understand and agree that the execution of this Amendment does not extend the term of the Options set forth in Section 2.04 of the License Agreement beyond [**].

5.
Except as expressly provided in this Amendment, all other terms, conditions and provisions of the License Agreement shall continue in full force and effect as provided therein. Any reference to the License Agreement in any instrument or agreement shall mean and include the License Agreement as amended by this Amendment.  In the event of any conflict between the terms of the License Agreement and the terms of this Amendment, the terms of this Amendment shall govern and control.

6.
The License Agreement and this Amendment constitute the entire understanding between the parties, except as expressly set forth herein, and supersede any contracts, agreements or understanding (oral or written) of the parties with respect to the subject matter hereof.  No term of this Amendment may be amended except upon written agreement of both parties.

7.	This Amendment may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, Cytogen and Inpharma have entered into this Amendment effective as of the date first set forth above.

CYTOGEN CORPORATION

By /s/ Michael D. Becker
Michael D. Becker
President and Chief Executive Officer

INPHARMA AS

By /s/ Asbjorn R. Hansen
Name: Asbjorn R. Hansen
Title: President and CEO